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                                                       Exhibit n Under Form N-1A
                                               Exhibit 99 Under Item 601/Reg S-K

                             MULTIPLE CLASS PLAN


     This Multiple Class Plan (this "Plan") is adopted by the investment companies (the "Multiple Class Companies") identified in exhibits hereto (the "Class Exhibits") as offering separate classes of shares ("Classes").

      1.    Purpose

          This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), in connection with the issuance by the Multiple Class Companies and any series thereof (collectively the "Funds") of more than one Class of shares in reliance on the Rule. In documenting the exchange features for each Class, this plan describes the arrangements whereby shares of Funds may be exchanged for or from certain other investment companies which are not part of this Plan. In documenting the separate arrangement for distribution of each Class, this Plan also sets forth the schedules for variations in sales loads and contingent deferred sales charges required by Rules 22d-1 and 6c-10, respectively.

       2.   Separate Arrangements/Class Differences

          The arrangements for shareholders services or the distribution of shares, or both, for each Class shall be set forth in the applicable Class Exhibit hereto.

      3.    Expense Allocations

          Each Class shall be allocated those shareholder service fees and fees and expenses payable under a Rule 12b-1 Plan specified in the Class Exhibit. In addition the following expenses may be specifically allocated to each Class to the extent that the Fund's officers determine that such expenses are actually incurred in a different amount by that Class, or that the Class receives services of a different kind or to a different degree than other Classes:

               (a)  transfer agent fees;

               (b)  printing  and  postage  expenses  related to  preparing  and
                    distributing   materials   such  as   shareholder   reports,
                    prospectuses, and proxies to current shareholders;

               (c)  blue sky registration fees;

               (d)  SEC registration fees;

               (e) the expense of administrative personnel and services as required to support the shareholders;

               (f) litigation or other legal expenses relating solely to one Class; or

               (g) other expenses incurred on behalf of the Class or for events or activities pertaining exclusively to the Class.

     4.   Conversion and Exchange Features

          The conversion and exchange features for shares of each Class shall be as set forth in the applicable Class Exhibit hereto.

     5.   Amendment

          Any material amendment of this Plan or any Class Exhibit hereto by any Multiple Class Company is subject to the approval of a majority of the directors/trustees of the applicable Multiple Class Company and a majority of the directors/trustees of the Multiple Class Company who are not interested persons of the Multiple Class Company, pursuant to the Rule.